Exhibit 99.1

Sutro Biopharma Reports First Quarter 2024 Financial Results, Business Highlights and Select Anticipated Milestones

- Investigational New Drug application for non-small cell lung cancer trial with luvelta cleared by U.S. Food and Drug Administration; Phase 2 on track to begin dosing in the second half of 2024 -

- Patient expansion phase well underway in Phase 2 study of luvelta in combination with bevacizumab; enrollment is expected to complete in the first half of 2024 -

- The randomized portion of REFRαME-O1, the registration-enabling study of luvelta for patients with platinum-resistant ovarian cancer, is active and enrolling -

- As of March 31, 2024, Sutro had cash and investments of $267.6 million and shares of Vaxcyte common stock valued at $45.6 million -

- In April, Sutro further bolstered its cash position with $75 million in upfront payments and an equity investment from licensing exclusive global rights to STRO-003 to Ipsen and $75 million raised in an underwritten offering of common stock -

SOUTH SAN FRANCISCO, Calif., May 13, 2024 – Sutro Biopharma, Inc. (Sutro or the Company) (NASDAQ: STRO), a clinical-stage oncology company pioneering site-specific and novel-format antibody drug conjugates (ADCs), today reported its financial results for the first quarter of 2024, its recent business highlights, and a preview of select anticipated milestones.

“The Sutro team executed on multiple fronts in the first quarter of 2024, advancing luvelta through the clinic in multiple indications of high unmet need, continuing to progress our pipeline and collaboration programs, and establishing a new licensing relationship with Ipsen. The upfront funding from the Ipsen deal and our recent financing also augmented our strong cash position,” said Bill Newell, Sutro’s Chief Executive Officer. “We plan to deliver on important catalysts throughout 2024, reporting on expanded patient data with luvelta in combination with bevacizumab, the initiation of a registrational trial for pediatric patients with a rare form of acute myeloid leukemia (AML), and a Phase 2 trial in non-small cell lung cancer (NSCLC). We continue to build upon our momentum and are well positioned on our goal to rapidly deliver precisely designed ADCs to patients in need.”

Recent Business Highlights and Select Anticipated Milestones

Luveltamab Tazevibulin (luvelta), FolRα-Targeting ADC Franchise:

•
Part 1 (dose-optimization) of the registration-directed trial, REFRαME-O1, for treatment of platinum-resistant ovarian cancer (PROC), has completed enrollment. Part 2 (randomized portion) is now enrolling, with an anticipated ~140 sites in ~20 countries planned to be opened by the end of 2024.
•
Enrollment of REFRαME-P1, a registration-enabling trial for pediatric patients with CBFA2T3::GLIS2 (CBF/GLIS; RAM phenotype) AML, is expected to be initiated in the second half of 2024.
•
An Investigational New Drug (IND) application for the treatment of NSCLC has been cleared by U.S. Food and Drug Administration (FDA). The Phase 2 trial is expected to begin enrolling patients in the second half of 2024. Initial data is expected in the first half of 2025.
•
A Phase 2 expansion study in combination with bevacizumab is well underway. Enrollment is expected to be complete in the first half of 2024.

Additional Pipeline Development and Collaboration Updates:

•
In April 2024, Sutro announced a global licensing agreement for STRO-003, a ROR1-targeting ADC, with Ipsen. Sutro is eligible to receive up to $899 million in upfront and potential milestone payments, including up to $92 million in near-term payments, of which $75 million, including an equity investment, have been received in April. Sutro is also eligible to receive tiered royalties ranging from low double-digit to mid-teen digit percentages on annual global sales of STRO-003.
•
Sutro plans to submit an IND for STRO-004, a tissue factor-targeting ADC, in 2025.
•
Sutro continues to seek to maximize the value of its proprietary cell-free platform by working with partners on programs in multiple disease spaces and geographies and has generated from collaborators an aggregate of approximately $864 million in payments through March 31, 2024, including equity investments.

Corporate Updates:

•
Additionally, Sutro strengthened its cash position with an underwritten offering of 14,478,764 shares of its common stock at a price of $5.18 per share, resulting in gross proceeds of $75.0 million. The offering was led by a high-quality group of new and existing healthcare-focused institutional investors.

Upcoming Events: Sutro will participate in two upcoming investor conferences. Webcasts of the presentations will be accessible through the News & Events page of the Investor Relations section of the Company’s website at www.sutrobio.com. Archived replays will be available for at least 30 days after the events.

•
The Citizens JMP Life Sciences Conference in New York, May 13-14, 2024
•
Jefferies Healthcare Conference in New York, June 5-6, 2024

First Quarter 2024 Financial Highlights

Cash, Cash Equivalents and Marketable Securities

As of March 31, 2024, Sutro had cash, cash equivalents and marketable securities of $267.6 million, and approximately 0.7 million shares of Vaxcyte common stock with a fair value of $45.6 million.

Unrealized Gain from Increase in Value of Vaxcyte Common Stock

The non-operating, unrealized gain of $3.7 million for the quarter ended March 31, 2024 was due to the increase since December 31, 2023 in the estimated fair value of Sutro’s holdings of Vaxcyte common stock. Vaxcyte common stock held by Sutro will be remeasured at fair value based on the closing price of Vaxcyte’s common stock on the last trading day of each reporting period, with any non-operating, unrealized gains and losses recorded in Sutro’s statements of operations.

Revenue

Revenue was $13.0 million for the quarter ended March 31, 2024, as compared to $12.7 million for the same period in 2023, with the 2024 amount related principally to the Astellas collaboration, and the Tasly and Vaxcyte agreements. Future collaboration and license revenue under existing agreements, and from any additional collaboration and license partners, will fluctuate as a result of the amount and timing of revenue recognition of upfront, milestones, and other agreement payments.

Operating Expenses

Total operating expenses for the quarter ended March 31, 2024 were $69.6 million, as compared to $54.9 million for the same period in 2023. The 2024 quarter includes non-cash expenses for stock-based compensation of $6.1 million and depreciation and amortization of $1.8 million, as compared to $6.0 million and $1.6 million, respectively, in the comparable 2023 period. Total operating expenses for the quarter ended March 31, 2024 were comprised of research and development expenses of $56.9 million and general and administrative expenses of $12.7 million.

About Sutro Biopharma

Sutro Biopharma, Inc., is a clinical-stage company relentlessly focused on the discovery and development of precisely designed cancer therapeutics, to transform what science can do for patients. Sutro’s fit-for-purpose technology, including cell-free XpressCF®, provides the opportunity for broader patient benefit and an improved patient experience. Sutro has multiple clinical stage candidates, including luveltamab tazevibulin, or luvelta, a registrational-stage folate receptor alpha (FolRα)-targeting ADC in clinical studies. A robust pipeline, coupled with high-value collaborations and industry partnerships, validates Sutro’s continuous product innovation. Sutro is headquartered in South San Francisco. For more information, follow Sutro on social media @Sutrobio, or visit www.sutrobio.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, anticipated preclinical and clinical development activities, including enrollment and site activation; timing of announcements of clinical results, trial initiation, and regulatory filings; outcome of regulatory decisions; potential benefits of luvelta and the Company’s other product candidates and platform; timing of payments under our collaboration agreements; potential expansion into other indications and combinations, including the timing and development activities related to such expansion; potential market opportunities for luvelta and the Company’s other product candidates; and the Company’s expected cash runway. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the Company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the Company’s ability to advance its product candidates, the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates and the Company’s ability to successfully leverage Fast Track designation, the market size for the Company’s product candidates to be smaller than anticipated, clinical trial sites, supply chain and manufacturing facilities, the Company’s ability to maintain and recognize the benefits of certain designations received by product candidates, the timing and results of preclinical and clinical trials, the Company’s ability to fund development activities and achieve development goals, the Company’s ability to protect intellectual property, the value of the Company’s holdings of Vaxcyte common stock, and the Company’s commercial collaborations with third parties and other risks and uncertainties described under the heading “Risk Factors” in documents the Company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact

Emily White

Sutro Biopharma

(650) 823-7681

ewhite@sutrobio.com

Sutro Biopharma, Inc.

Selected Statements of Operations Financial Data

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2024	2023
Revenue	$13,008	$12,674
Operating expenses
Research and development	56,878	39,399
General and administrative	12,721	15,512
Total operating expenses	69,599	54,911
Loss from operations	(56,591)	(42,237)
Interest income	4,096	2,560
Unrealized gain (loss) on equity securities	3,679	(6,992)
Non-cash interest expense related to the sale of future royalties	(7,184)	-
Interest and other income (expense), net	(2,213)	(2,986)
Loss before provision for income taxes	(58,213)	(49,655)
Provision for income taxes	-	395
Net loss	$(58,213)	$(50,050)
Net loss per share, basic and diluted	$(0.95)	$(0.85)
Weighted-average shares used in computing basic and diluted loss per share	61,457,793	58,723,432

Sutro Biopharma, Inc.

Selected Balance Sheets Financial Data

(Unaudited)

(In thousands)

	March 31, 2024(1)	December 31, 2023(2)
Assets
Cash, cash equivalents and marketable securities	$267,602	$333,681
Investment in equity securities	45,616	41,937
Accounts receivable	31,300	36,078
Property and equipment, net	20,630	21,940
Operating lease right-of-use assets	21,594	22,815
Other assets	16,660	14,285
Total Assets	$403,402	$470,736
Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other liabilities	$54,028	$64,293
Deferred revenue	66,815	74,045
Operating lease liability	28,070	29,574
Debt	-	4,061
Deferred royalty obligation related to the sale of future royalties	156,465	149,114
Total liabilities	305,378	321,087
Total stockholders’ equity	98,024	149,649
Total Liabilities and Stockholders’ Equity	$403,402	$470,736

(1) The condensed balance sheet as of March 31, 2024 was derived from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission on May 13, 2024.

(2) The condensed balance sheet as of December 31, 2023 was derived from the unaudited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission on March 25, 2024.